Exhibit 99.1
Contact:

David Baggs, Investor Relations
904-359-4812

Lauren Rueger, Corporate Communications
877-835-5279

CSX Announces Fourth Quarter and Full-Year 2009 Earnings

Highlights:

▪	Fourth quarter EPS from continuing operations of 77 cents
▪	Continued strong safety, service and productivity
▪	Full-year operating ratio of 74.7 percent

Jacksonville, Fla. – January 19, 2010 – CSX Corporation (NYSE: CSX) today announced fourth quarter earnings from continuing operations of $305 million, or 77 cents a share, versus $361 million, or 92 cents a share, in the same period last year.

Fourth quarter revenue of $2.3 billion was 13 percent down from the prior year. This was driven by a 7 percent overall decline in volume as growth in the intermodal and automotive sectors was more than offset by declines in coal and merchandise. In addition, lower fuel prices led to decreased fuel surcharge recovery. Despite these factors, core pricing remained strong, reflecting high service levels and the overall value of freight rail transportation.

Total operating expense for the quarter was $1.7 billion, down 12 percent from the prior year.  These savings, driven primarily by strong safety, service and productivity, contributed to operating income of $583 million for the quarter.

“The economy continued to show modest, sequential improvement in the quarter,” said Michael J. Ward, chairman, president and chief executive officer.  “CSX worked aggressively on gaining operating leverage and further strengthening the fundamentals of our business for the future.”

CSX also announced full year 2009 earnings from continuing operations of $1.14 billion, or $2.87 a share, versus $1.5 billion, or $3.66 a share, for 2008.

The company continued to improve its network efficiency and safety in 2009, while reducing full-year operating costs by 20 percent compared to 2008. As a result, CSX posted a record annual operating ratio of 74.7 percent.

“In 2009, CSX put forth a decisive and effective response to the challenging economy while simultaneously building for the future,” said Ward.  “Our performance is a clear demonstration of the resolve of our organization and the talents of our people.”

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com in the Investors section and on Form 8-K with the Securities and Exchange Commission (“SEC”).

CSX executives will conduct a quarterly earnings conference call with the investment community on January 20, 2010 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

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Forward-looking statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; and (vi) natural events such as severe weather conditions or pandemic health crises.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.